Exhibit 99.1

Vapotherm Reports Third Quarter 2021 Financial Results

Disposables revenue increased 66.2% over the third quarter of 2020

EXETER, New Hampshire, November 3, 2021 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company, today announced third quarter 2021 financial results.

Third Quarter 2021 Summary

•	Total revenue for the third quarter of 2021 was $38.1 million, an increase of 24.7% over the third quarter of 2020
•	Disposables revenue for the third quarter of 2021 of $21.7 million, an increase of 66.2% over the third quarter of 2020
•	Worldwide installed base of Precision Flow Hi-VNI systems increased by over 2,500 units in the third quarter of 2021

“I am very pleased with Vapotherm’s performance in the third quarter. Demand for our technology surged, resulting in one of the strongest quarters in the company’s history, including record disposable revenue,” said Joseph Army, the company’s President and CEO. “Despite the labor and supply chain issues which affected the economy in general, our team found a way to satisfy customer demand during this latest COVID-19 surge and significantly expand our Installed Base. As proud as I am of our financial performance, I’m even prouder of the heroic efforts our team made to meet customer demand. The customer loyalty this generated, combined with our large Installed Base, leaves us well positioned in the respiratory care market at a time when many believe COVID-19 and its mutations will become a chronic, recurring problem likely to expand the total addressable market significantly.  I’d like to acknowledge and thank the clinicians on the front-lines of this pandemic for their tireless work in supporting their Patients,” Mr. Army concluded.

Results for the Three Months September 30, 2021

The following table reflects the Company’s net revenue for the three months ended September 30, 2021 and 2020:

	Three Months Ended September 30,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$15,113	39.7%	$16,898	55.3%	$(1,785)	-10.6%
Disposables	21,674	56.8%	13,044	42.7%	8,630	66.2%
Service and other	1,328	3.5%	617	2.0%	711	115.2%
Total net revenue	$38,115	100.0%	$30,559	100.0%	$7,556	24.7%

Net revenue for the third quarter of 2021 was $38.1 million. Disposables revenue increased in the third quarter of 2021 primarily driven by higher volume in the United States due to a surge of the COVID-19 pandemic in the United States and a much larger installed base of Precision Flow units, and to a lesser extent, an increase in average selling prices.  Capital equipment revenue decreased in the third quarter of 2021 primarily due to decreased sales of our Precision Flow units in the United States.

Revenue information by geography is summarized as follows:

	Three Months Ended September 30,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$32,950	86.4%	$25,526	83.5%	$7,424	29.1%
International	5,165	13.6%	5,033	16.5%	132	2.6%
Total net revenue	$38,115	100.0%	$30,559	100.0%	$7,556	24.7%

United States revenue increased due to a surge of the COVID-19 pandemic and a much larger installed base of Precision Flow units which increased the volume of disposables sold period over period. International net revenue was relatively consistent during the third quarter of 2021 compared to the third quarter of 2020.

Exhibit 99.1

Gross profit and gross margin for the third quarter of 2021 was $18.8 million and 49.4%, respectively. In the third quarter of 2021, gross margin was negatively impacted by one-time charges related to the transfer of certain activities to our contract manufacturer in Mexico, partially offset by increased labor and overhead absorption due to higher disposable volumes and a greater percentage of total revenue coming from the United States.

Operating expenses were $31.7 million in the third quarter of 2021, an increase of $5.0 million as compared to the same period last year. The increase was primarily due to increased sales commissions, employee-related expenses, stock-based compensation, travel expenses, and increased spend on marketing materials.

Net loss for the third quarter of 2021 was $13.6 million, or $0.52 per share, compared to $12.4 million, or $0.49 per share, in the third quarter of 2020. Net loss per share was based on 25,987,648 and 25,578,328 weighted average shares outstanding for the third quarter of 2021 and 2020, respectively.

Adjusted EBITDA was negative $10.7 million for the third quarter of 2021 as compared to negative $8.2 million for the third quarter of 2020. The increase in Adjusted EBITDA loss was primarily due to an increase in operating expenses and a decrease in gross margin on a year over year basis.

Cash Position

Cash and cash equivalents were $70.3 million as of September 30, 2021, $81.5 million as of June 30, 2021 and $113.7 million as of December 31, 2020.

Fiscal 2021 Outlook

The Company now expects full year revenue to be greater than $106 million, which represents an increase of $4 million over the Company’s updated guidance of $102 million provided on September 8, 2021.  This represents an increase of 120% over 2019 revenue and a two-year compounded annual growth rate of 48%. It continues to be difficult to predict the timing, duration and impact of COVID-19 on hospitalizations around the world and, to the extent the impact of COVID-19 deviates from the Company’s expectations, its full year revenue forecast would be impacted.

Given the expected year over year decrease in revenue and production volumes the Company expects full year gross margins to decrease year over year before improving in 2022 to levels above 2020 levels.  The Company now expects full year gross margins of 47% to 49% in 2021, an increase from the previously provided guidance of 46% to 48%.

The Company now expects full year operating expenses of at least $106 million.  The increase in full year operating expense guidance is due primarily to higher selling expenses due to increased revenue and investments in its new digital business, Vapotherm Access.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on November 3, 2021 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (888) 330-2022 for U.S. callers, or +1 (646) 960-0690 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through November 12, 2021 by dialing (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Exhibit 99.1

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.2 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about the Company’s plan to grow its Installed Base, add additional production capacity in Mexico, and its expected revenue, gross margin and operating expenses for fiscal year 2021. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue,” “plan,” “will” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2021 financial guidance; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations;

Exhibit 99.1

Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2020, as filed with the Securities and Exchange Commission on February 24, 2021 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission on November 3 ,2021, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

Exhibit 99.1

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$70,335	$113,683
Accounts receivable, net	20,812	23,488
Inventories	24,730	19,873
Prepaid expenses and other current assets	5,924	5,041
Total current assets	121,801	162,085
Property and equipment, net	21,727	20,573
Operating lease right-of-use assets	6,956	8,260
Restricted cash	253	1,853
Goodwill	13,996	16,226
Intangible assets, net	4,877	5,694
Other long-term assets	1,201	967
Total assets	$170,811	$215,658
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,143	$4,967
Contract liabilities	2,190	2,977
Accrued expenses and other current liabilities	28,830	34,033
Total current liabilities	35,163	41,977
Long-term loans payable, net	39,707	39,653
Revolving loan facility	1,726	4,888
Deferred income tax liabilities	8	6
Other long-term liabilities	11,978	15,229
Total liabilities	88,582	101,753
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of September 30, 2021 and December 31, 2020, 26,043,578 and 25,722,984 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	26	26
Additional paid-in capital	440,367	430,781
Accumulated other comprehensive income	19	41
Accumulated deficit	(358,183)	(316,943)
Total stockholders' equity	82,229	113,905
Total liabilities and stockholders’ equity	$170,811	$215,658

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$38,115	$30,559	$91,048	$84,826
Cost of revenue	19,291	15,049	45,649	42,491
Gross profit	18,824	15,510	45,399	42,335
Operating expenses
Research and development	3,979	4,745	13,466	12,002
Sales and marketing	20,465	15,932	47,169	44,107
General and administrative	7,262	6,047	23,948	16,925
Total operating expenses	31,706	26,724	84,583	73,034
Loss from operations	(12,882)	(11,214)	(39,184)	(30,699)
Other (expense) income
Foreign currency gain (loss)	(58)	38	(188)	37
Interest income	21	42	74	227
Interest expense	(647)	(1,308)	(1,960)	(3,898)
Other	-	-	18	15
Net loss	$(13,566)	$(12,442)	$(41,240)	$(34,318)
Other comprehensive income (loss):
Foreign currency translation adjustments	(40)	34	(22)	(41)
Total other comprehensive income (loss)	$(40)	$34	$(22)	$(41)
Total comprehensive loss	$(13,606)	$(12,408)	$(41,262)	$(34,359)
Net loss per share - basic and diluted	$(0.52)	$(0.49)	$(1.59)	$(1.48)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,987,648	25,578,328	25,891,045	23,192,703

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(41,240)	$(34,318)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	7,197	4,580
Depreciation and amortization	4,181	3,371
Provision for bad debts	(110)	251
Provision for inventory valuation	(285)	(428)
Non-cash lease expense	1,304	797
Change in fair value of contingent consideration	(457)	-
Loss on disposal of property and equipment	126	13
Amortization of discount on debt	55	190
Deferred income taxes	12	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	2,776	(2,916)
Inventories	(4,576)	(15,468)
Prepaid expenses and other assets	(1,102)	(1,039)
Accounts payable	(854)	2,803
Contract liabilities	(658)	332
Accrued expenses and other current liabilities	(4,286)	10,520
Operating lease liabilities, current and long-term	(1,305)	(797)
Net cash used in operating activities	(39,222)	(32,109)
Cash flows from investing activities
Purchases of property and equipment	(4,814)	(5,944)
Net cash used in investing activities	(4,814)	(5,944)
Cash flows from financing activities
Proceeds from short-term line of credit	-	995
Payments on short-term line of credit	(3,163)	-
Proceeds from exercise of stock options	1,405	485
Proceeds from issuance of common stock in connection with public offering	-	94,155
Proceeds from issuance of common stock in connection with at-the-market offering	-	9,927
Proceeds from issuance of common stock under Employee Stock Purchase Plan	851	360
Common stock offering costs	-	(471)
Net cash provided by (used in) financing activities	(907)	105,451
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(37)
Net increase (decrease) in cash, cash equivalents and restricted cash	(44,948)	67,361
Cash, cash equivalents and restricted cash
Beginning of period	115,536	73,507
End of period	$70,588	$140,868
Supplemental disclosures of cash flow information
Interest paid during the period	$1,862	$3,670
Property and equipment purchases in accounts payable and accrued expenses	$133	$139
Issuance of common stock upon vesting of restricted stock units	$133	$162

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2021 and 2020, respectively.

(unaudited)

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Net loss	$(13,566)	$(12,442)
Interest expense, net	626	1,266
Depreciation and amortization	1,318	1,223
EBITDA	$(11,622)	$(9,953)
Foreign currency	58	(38)
Change in fair value of contingent consideration	(1,220)	-
Stock-based compensation	2,079	1,756
Adjusted EBITDA	$(10,705)	$(8,235)

Supplemental Operating Metrics

	September 30,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	22,911	17,401	5,510	31.7%
International	11,623	7,401	4,222	57.0%
Total	34,534	24,802	9,732	39.2%

	Three Months Ended September 30,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	1,891	2,121	(230)	-10.8%
International	556	549	7	1.3%
Total	2,447	2,670	(223)	-8.4%

Disposable Patient Circuits Sold
United States	168,471	94,595	73,876	78.1%
International	31,501	34,360	(2,859)	-8.3%
Total	199,972	128,955	71,017	55.1%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011